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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION:   Sandy Fruhman, Media        713 207-3123
                           Marianne Paulsen, Investors 713 207-6500

FOR IMMEDIATE RELEASE:     September 5, 2002



  RELIANT ENERGY DECLARES SPECIAL STOCK DIVIDEND TO SPIN OFF RELIANT RESOURCES
          AND NAMES MILTON CARROLL CHAIRMAN OF CENTERPOINT ENERGY BOARD


HOUSTON, TX - The Board of Directors of Reliant Energy, Incorporated (NYSE: REI) today declared a special stock dividend through which Reliant Energy will spin off its interest in Reliant Resources, Inc. (NYSE:RRI) to its shareholders.

Holders of record as of the close of business on September 20, 2002, will receive approximately 0.79 of a share of Reliant Resources common stock for every share of Reliant Energy common stock owned. The actual distribution ratio will be based on the 240,000,000 shares of Reliant Resources common stock that Reliant Energy currently owns and the number of shares of Reliant Energy common stock that are outstanding as of the record date. The stock dividend is payable on September 30, 2002.

Distribution of the Reliant Resources stock will be the final step in Reliant Energy's separation into two companies. As part of the separation, Reliant Energy already has reorganized into a new holding company, CenterPoint Energy, Inc., which will continue to conduct business under the Reliant Energy name until the spin-off is complete.

"I'm pleased to report that a significant step in our company's separation was taken today," said Steve Letbetter, chairman, president and chief executive officer of Reliant Energy. "Both CenterPoint Energy and Reliant Resources are well positioned for success in their respective market sectors. This business separation will allow each company to reach its full potential."



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Steve Letbetter will continue to serve as chairman and chief executive officer of Reliant Resources but will step down from the CenterPoint Energy Board at the time of the spin-off. The Board of Directors elected Milton Carroll, an outside director, to serve as chairman of the CenterPoint Energy Board, also effective at the time of the spin-off. Carroll has been a member of the Reliant Energy Board since 1992. The Board also elected David M. McClanahan president and chief executive officer of CenterPoint Energy, effective at the time of the spin-off. Currently, McClanahan serves as vice chairman of Reliant Energy and as president and chief operating officer of the Reliant Energy Delivery Group.

Following the spin-off of Reliant Resources, CenterPoint Energy common stock will trade under the symbol CNP on the New York and Chicago Stock Exchanges. CenterPoint Energy will be one of the largest U.S. energy delivery companies, serving 4.7 million metered customers. Its diverse and strategically located asset portfolio will include electricity transmission and distribution, natural gas distribution, pipeline and gathering operations and, initially, 14,000 MW of power generation facilities in Texas.

Reliant Resources provides wholesale and retail energy services in competitive markets under the Reliant Energy brand. Its businesses include unregulated power generation and retail energy services in Texas' newly deregulated electricity market. In 2004, Reliant Resources will have the option to purchase CenterPoint Energy's interest in the 14,000 MW of power generation facilities described above.

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